Exhibit 3.3

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND

RIGHTS OF SERIES A 10% CUMULATIVE PREFERRED STOCK

OF

EQUIFIN, INC.

Under Section 151 of the General

Corporation Law of the State of Delaware

EQUIFIN, INC., a Delaware corporation, (the “Corporation”), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Corporation under ARTICLE FOURTH of the Corporation’s Certificate of Incorporation, and in accordance with Section 151 of the Delaware General Corporation Law, the Board of Directors has adopted the following resolution creating the Corporation’s Series A 10% Cumulative Preferred Stock, par value $.01 per share:

RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be, and hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

(1)                                  Designation.   A Series of Preferred Stock shall be designated and known as the Series A 10% Cumulative Preferred Stock (hereinafter called “Preferred Stock A”).  Each share of Preferred Stock A shall be identical in all respects with the other shares of Preferred Stock A except as to the dates from and after which dividends shall be cumulative thereon.

(2)                                  Number of Shares.   The number of shares of Preferred Stock A shall initially be 1,000 shares, which number from time to time may be increased or decreased (but not decreased below the number of shares of the series then outstanding) by the Board of Directors.  Shares of Preferred Stock A redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

(3)                                  Dividends.

(a)                                  Cumulative dividends shall be payable on the Preferred Stock A at an annual rate of $100 per share, payable out of funds legally available for the declaration of dividends, but only when declared by the Board of Directors.  Subject to the foregoing, dividends on each share of Preferred Stock A are payable monthly in arrears in the amount of $8.34 per share on the 10th day of each calendar month, commencing on the first such date to occur after the date of issuance of such share; provided, however, that the amount payable for any dividend period less than one month will be computed on the basis of a 360 day year of twelve 30 day months.  The “Stated Value” (as defined in Section 4) of each share of Preferred Stock A, for all purposes, shall be reduced to the extent of the dividends paid thereon.

(b)                                 Dividends not paid will accumulate without interest or additional dividends until declared and paid, which declaration and payment may be for all or part of the then accumulated dividend.  Dividends which are so declared by the Board of Directors to be paid on a particular date (a “Dividend Payment Date”) shall only be payable to the record holders of the Preferred Stock A on the applicable record date for such Dividend Payment Date.  Any such record date shall be a day determined by the Board of Directors, but shall not be more than fifteen days prior to the applicable Dividend Payment Date.  The holders of Preferred Stock A, in preference to the holders of any junior stock, shall be entitled to receive, as and when declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed in subdivision 3(a) hereof.  In no event, so long as any shares of Preferred Stock A shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, or shall any distribution be made, on any junior stock, unless all dividends on the Preferred Stock A for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart.  The provisions of this paragraph shall not, however, apply to a dividend payable in any junior stock.

(c)                                  Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of any junior stock, and/or any parity stock (other than Preferred Stock A), and no holders of shares of Preferred stock A shall be entitled to share therein.

(d)                                 Notwithstanding anything to the contrary contained herein, the Corporation shall not pay any dividends in cash or property, unless it has paid, or is simultaneously paying, all accumulated and unpaid dividends (through the applicable Dividend Payment Date) on its “Senior Stock” (as defined in Section (10)).

(4)                                  Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Preferred Stock A shall be entitled to be paid, after payment in full to any Senior Stock, the then “Stated Value” (as hereinafter defined), together with all accrued and unpaid dividends to such distribution or payment date.  The Stated Value per share of Preferred Stock A as of a particular date of determination shall be $1,000 less the total amount of dividends paid with respect to such share from the date of issuance thereof through the date of determination.  If such payment shall have been made in full to the holders of Preferred Stock A, then the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock of the Corporation, according to their respective rights and preferences and in each case according to their respective shares.  If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all outstanding shares of Preferred Stock A, then the holders of Preferred Stock A and the holders of all other parity stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled according to their respective rights and preferences.  The merger or consolidation of the Corporation with or into one or more other entities or the sale, lease or conveyance of all or a part of its assets shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this subdivision (4). Notwithstanding anything to the contrary contained herein, no amount shall be distributed or paid to holders of Preferred Stock A upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation unless all amounts payable to holders of Senior Stock with respect to the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation have been paid to them.

(5)                                  Redemption at the Corporation’s Option.

(a)                                  Preferred Stock A may be redeemed, in whole or in part, at the option of the Corporation (by resolution of its Board of Directors), at any time and from time to time, at the redemption price of seventy percent (70%) of its then Stated Value, such redemption price to be paid in cash, together with payment of accrued and unpaid dividends to the redemption date on the shares being redeemed.

(b)                                 If less than all the outstanding shares of Preferred Stock A are to be redeemed pursuant to Section (5)(a), the shares to be redeemed shall be determined by lot or in such other manner as the Board of Directors of the Corporation may prescribe and which it deems fair and appropriate.

(c)                                  Upon the death or “Disability” (as hereinafter defined) of either Herbert M. Pearlman or David S. Lawi, the Corporation shall have the option to redeem all, but not less than all, of the shares of Preferred Stock A legally owned by the decedent or the Disabled individual or owned by a trust (including, without limitation, a “Rabbi Trust”) for the decedent’s  or Disabled individual’s benefit, at a redemption price of 40% of the then aggregate Stated Value of all such shares, if such death or Disability occurs on or prior to March 31, 2006, or at a redemption price of 50% of the then aggregate Stated Value of all such shares, if such death or Disability occurs on or after April 1, 2006 and prior to March 31, 2013; such redemption price to be paid at the rate of $100 per share per annum until paid in full; and such annual payments shall be payable in equal monthly installments, which monthly installments shall be payable on or before the 10th day of each month, commencing with the calendar month immediately following the month in which the “Death or Disability Redemption Notice” (as hereinafter defined) is delivered, until paid in full.  Such redemption option shall be exercisable for a period of 180 days following the Corporation’s first knowing of such death or Disability, and shall be exercisable by written notice (the “Death or Disability Redemption Notice”) by the Corporation delivered to (i) the executor or other representative of the decedent’s estate or  to the Disabled individual or his personal representative, if the decedent or the Disabled individual is the record holder of such shares, or (ii) the trustee holding the shares of Preferred Stock A for the decedent’s or Disabled individual’s benefit, if such trustee is the record holder of such shares. “Disability with respect to either Herbert M. Pearlman or David S. Lawi shall mean the mental or physical inability of Mr. Pearlman or Mr. Lawi, as applicable, to materially perform his duties under his employment agreement with the Corporation as then in effect.

(d)                                 Except as otherwise expressly set forth in Section 5(c) above: notice of every redemption of shares of Preferred Stock A shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the stock books of the Corporation; and such mailing shall be made at least 30 days and not more than 60 days prior to the date fixed for redemption.  Any notice which is mailed in the manner herein provided or as provided in Section

5(c) shall be conclusively presumed to have been duly given, whether or not the shareholder or other specified recipient receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of Preferred Stock A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock A.

(e)                                  If notice of redemption shall have been duly mailed and, in the case of a redemption pursuant to Section 5(a), if a sum sufficient for the payment thereof set apart or paid to the holders of the shares so called for redemption, or in the case of a redemption pursuant to Section 5(b), if a sum sufficient for the initial installment of the redemption price shall have been paid or provided for, then, from and after the date of redemption so designated, notwithstanding that any certificate for shares of Preferred Stock A so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate and all rights with respect to the shares of Preferred Stock A so called for redemption shall forthwith on the redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price and all accrued and unpaid dividends to the redemption date, but without interest.

(f)                                    The Corporation shall not establish, and the holders of Preferred Stock A shall not be entitled to the benefits of, any sinking or retirement fund with respect to the shares of Preferred Stock A.

(6)                                  Redemption at the Holder’s Option.

(a)                                  If the Corporation shall fail to declare and pay dividends on the Preferred Stock A with respect to any four calendar months during any consecutive six calendar month period (such failure being referred to as a “Dividend Default”), then upon notice to the Corporation (a “Dividend Default Notice”) specifying the dividends that were not paid, each holder of Preferred Stock A shall have the right to require the Corporation to redeem such holder’s shares at a redemption price equal to the then aggregate Stated Value of such holder’s shares, together with all accrued and unpaid dividends thereon; provided, however, that the Corporation shall have a period of 30 days (the “Cure Period”) after its receipt of a Dividend Default Notice to declare and pay the dividends to which such notice relates and upon such declaration and payment, the holder’s right to require the Corporation to redeem his shares as a result of the failure to pay said dividends shall terminate.  Such redemption price shall be payable within 60 days after the expiration of the Cure Period.

(b)           Notwithstanding the foregoing or anything else to the contrary contained herein, upon the occurrence of a Dividend Default and from and after the delivery of a Dividend Default Notice until said shares have been redeemed by the Corporation’s payment, or provision for payment, of the applicable redemption price, and subject to the Corporation’s right to cure the default by paying the delinquent dividends during the Cure Period, a holder may elect to convert any or all of such holder’s shares of Preferred Stock A into shares of the Corporation’s “Common Stock” (as hereinafter defined).  The number of shares of Common Stock into which each share of Preferred Stock A may be converted shall be obtained by dividing the then Stated Value of a share of Preferred Stock A by the conversion price (the “Conversion Price”) of the

Preferred Stock A, which shall be $.50.  Shares of Preferred Stock A surrendered for conversion will not be entitled to a dividend on such shares.  The shares of Common Stock into which shares of Preferred Stock A are convertible shall be referred to as the “Converted Securities.”

(c)                                  In order to convert shares of Preferred Stock A into Converted Securities, the holder thereof shall surrender the certificate or certificates for Preferred Stock A, duly endorsed or in blank, to the Corporation at its principal office (or such other place as may be reasonably designated by the Corporation), shall give written notice to the Corporation at said office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate for Converted Securities to be issued and shall make payment to the Corporation of any applicable transfer or other taxes.  The Corporation will, as soon as practicable thereafter, deliver at said office to such holder of shares of the Preferred Stock A or to his nominee or nominees, certificates for the number of full Converted Securities to which such holder shall be entitled as aforesaid and, if applicable, a check in lieu of any fractional share of Common Stock as provided in subdivision (6) (g).  Shares of the Preferred Stock A shall be deemed to have been converted as of the date of the surrender of such certificate or certificates for conversion as provided above, and the person or persons entitled to receive the Converted Securities issuable upon such conversion shall be treated for all purposes, including, but not limited to, the right to vote the Common Stock included as part of the Converted Securities, as the record holder or holders of such Common Stock on such date.

(d)                                 Whenever the number of shares of Common Stock deliverable upon the conversion of each share of Preferred Stock A shall be adjusted pursuant to the provisions of subdivision (6)(d) the Corporation shall promptly (A) file with the transfer agent, if any, for the shares of Preferred Stock A, a certificate, signed by the Chairman of the Board, the Chief Executive Officer or the President or a Vice President of the Corporation, and (B) mail, or cause the transfer agent to mail, to all holders of shares of Preferred Stock A, at their last address as they shall appear upon the stock records of the Corporation, a notice setting forth in each case, the increased or decreased number of shares of Common Stock thereafter deliverable upon the exchange of each share of Preferred Stock A. The certificate filed with the transfer agent shall show, in addition, in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based.

(e)                                  The term “Common Stock” shall mean (A)   the class of stock designated as the “Common Stock” of the Corporation at the date of initial issuance of shares of the Preferred Stock A or (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value, or (C) any capital stock of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par or preference value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation..

(f)                                    At all times, a sufficient number of the authorized but unissued shares and/or treasury shares of Common Stock shall be reserved by the Corporation for the purpose of conversion of all shares of the Preferred Stock A at the time outstanding.

(g)                                 In lieu of fractions of shares of Common Stock issuable upon conversion of the Preferred Stock A, the Corporation shall pay to the holder in cash the Fair Market Value (as hereinafter defined) of any such fraction of a share of Common Stock on the date of conversion.  For purposes hereof, the term “Fair Market Value” shall mean:  (A) if the principal market for the Common Stock is a national securities exchange or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the closing sales price of the Common Stock on such day as reported to such exchange or system, or on a consolidated tape reflecting transactions on such exchange or system; or (B) if the principal market is not a national securities exchange or NASDAQ, the last reported bid price for the Common Stock on such day as reported by the National Quotation Bureau, Inc.

(7)                                  Voting Rights.  Except as otherwise required by law, the holders of Preferred Stock A shall not be entitled to notice of any stockholders’ meeting or to vote upon any matter submitted to the Corporation’s stockholders for a vote.  The shares of Preferred Stock A shall not have any relative, participating, optional or any other special rights or powers other than as set forth herein.

(8)                                  Preemptive Rights.  The holders of shares of Preferred Stock A shall, as such, have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation now or hereafter authorized.

(9)                                  Parity and Junior Stock.   As used herein with respect to Preferred Stock A the following terms shall have the following meanings:

(a)                                  The term “parity stock” shall mean all series of Preferred Stock (including, but not limited to, the Preferred Stock A) and any other class of stock of the Corporation hereafter authorized ranking on a parity with the Preferred Stock A in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(b)                                 The term “junior stock” shall mean the Corporation’s Common Stock, par value $.0l per share, and any other class of stock of the Corporation hereafter authorized over which Preferred Stock A, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(10)                            Senior Stock.   The Corporation’s Series AA and Series AB Preferred Stock shall be deemed senior stock for all purposes contained herein, and Preferred Stock A shall be deemed “junior stock” for all purposes of the Certificate of Designation of the Preferred Stock AA and AB. The Corporation may, without the consent of the holders of the Preferred Stock A, create a new class or series of preferred stock with rights senior to the Preferred Stock A.

IN WITNESS WHEREOF, EQUIFIN, INC. has caused this Certificate of Designation to be duly executed by its Chief Executive Officer and attested to by its Secretary, who affirm that the information contained in the foregoing Certificate of Designation is true under the penalties of perjury this              day of     2004 effective as of March 25, 2003.

EQUIFIN, INC.

By:
Walter M. Craig, Jr.
Chief Executive Officer

Attested to by:
Michael R. Epps, Secretary

CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS OF

THE SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

EQUIFIN, INC.

EquiFin, Inc., a Delaware Corporation (the “Corporation”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation has duly adopted the resolutions attached as Exhibit 1 creating a series of 1,000 shares of Preferred Stock with a par value of $0.01 each and an initial stated value of $1,000 each to be designated “Series A 10% Cumulative Preferred Stock.”

IN WITNESS WHEREOF, EquiFin, Inc. has created this certificate to be signed by its duly authorized officer this      day of             2004.

EQUIFIN, INC.

By:
Walter M. Craig, Jr.
Chief Executive Officer